NEWS	CONTACT:	Terri MacInnis, Dir. of Investor Relations
Bibicoff & Associates, Inc. 818.379.8500
terrimac@bibicoff.com

ACORN FACTOR, INC. DEEPENS ITS ALTERNATIVE ENERGY INVESTMENT PORTFOLIO

Acquires Ten Percent of Local Power With
Option to Acquire a Total of 51 Percent of the Electricity Restructuring Pioneer

MAHWAH, NJ, JUL. 31, 2007 - Acorn Factor, Inc. (OTCBB: ACFN) today announced that it has acquired ten percent of Local Power (LPI), a California-based corporation formed recently by a pioneer in the restructuring of the $325 Billion US retail electricity market. Building upon its successful investment in Comverge, Inc. (Nasdaq: COMV) a pioneer in the demand response field, Acorn Factor will have the right, for 12 months from today, to purchase an additional 41 percent stake in LPI, bringing its potential total ownership position to 51 percent

LPI provides consultation services and energy intelligence tools to enable cities to develop renewable electricity resources on a massive scale while utilizing the local utility’s distribution infrastructure. LPI’s founder, Paul Fenn, created Community Choice Aggregation (CCA), a revolutionary method by which cities can dramatically accelerate deployment of local green power infrastructure in order to diversify their electric power away from fossil fuel to renewable energy and achieve more stable, competitive rates for their communities. There are approximately 1 million consumers currently benefiting from low cost electricity delivered under CCA laws in two states. The two major markets, the Cape Light Compact and the Northeast Ohio Public Energy Council in Greater Cleveland, are widely considered to be the only exceptions to the failure of electricity deregulation in the US. In 2002, Fenn authored a CCA law in California, where San Francisco now leads a major movement among municipalities and counties to implement Community Choice.

LPI is building a recurring revenue business with its highly scalable energy service bureau model, assisting cities to adopt, implement and manage CCA networks. CCA offers numerous benefits - city governments become strategic investors in renewable power, local jobs are promoted, rates are stabilized, and the service is popular with environmentally conscious politicians and voters.

In June 2007, the San Francisco Board of Supervisors voted to approve the adoption of a CCA plan authored by Local Power and to proceed with an RFP for implementation bids supported by approximately $1.2 Billion in revenue bonds under the City’s “H Bond Authority,” which Fenn wrote in 2001. The adoption of CCA by San Francisco is a first by a major city and will implement the largest urban rollout of renewable power in the world - an initial 360 MW of local green power facilities and a 51% Renewable Portfolio Standard by 2017. LPI initially is expected to generate revenues from consulting fees for assisting cities in drafting and implementing CCA implementation plans. There are currently more than forty cities in California considering adopting CCA implementation plans.

Paul Fenn, CEO of Local Power, said, "My dream is that in the next ten years every major city in the USA has the opportunity to painlessly replace at least 50% of its fossil fuel consumption with green power technologies using the tools we have developed at Local Power. Acorn Factor is the logical partner for Local Power because of its success in pioneering demand aggregation at Comverge for peak shaving.  Local Power is seeking to apply CCA laws and related mechanisms we have developed to aggregate demand and fund massive deployment of renewable generation and conservation technology." John A. Moore, CEO of Acorn Factor, said that, “Local Power is a terrific opportunity for Acorn Factor to build on its success in aggregating electricity demand and shaping markets at Comverge. Local Power intends to use the CCA laws to expand the use of demand response and go beyond into generation of renewable power through private/public partnerships with the cities. Cities consume 75% of all electricity so with the right tools they are perfectly positioned to lead the green energy revolution. Please visit my blog www.betthejockey.com to learn more about our thinking on Local Power.”

About Local Power: Local Power www.localpower.com is a pioneer in the restructuring of electricity markets through its innovation of Community Choice Aggregation laws and related mechanisms that enable cities to leverage group buying power and develop renewable power resources on a massive scale while using the local utility’s distribution infrastructure. LPI was founded and is directed by Paul Fenn, co-author of the nation’s original Community Choice Aggregation law, and author of California’s 2002 law, who has successfully worked with local and state governments since 1996 to introduce bills and laws which pioneer alternative power provider options. LPI views Community Choice Aggregation as the purchasing and financing methodology to capitalize on the opportunity of large-scale renewable energy and conservation technologies.

About Acorn Factor: Acorn Factor, Inc. is a holding company for emerging energy ventures which currently owns 2,786,021 shares of Comverge, Inc. (Nasdaq: COMV) common stock - a leading provider of clean energy solutions that enhance grid reliability and enable electric utilities to increase available electric capacity. Acorn specializes in funding and accelerating the growth of emerging ventures that promise meaningful improvements in the economic and environmental efficiency of the energy sector. Acorn Factor also owns an interest in Paketeria GmbH and a controlling position in dsIT. Additional information about Acorn Factor, its dsIT subsidiary and its affiliates is available at www.acornfactor.com, www.dsit.co.il, www.comverge.com, www.localpower.com and www.Paketeria.de.

This press release includes forward-looking statements, which are subject to risks and uncertainties. The Company can provide no assurance that Community Choice Aggregation will be widely accepted, that Local Power will successfully develop its energy service bureau business to assist municipalities with the implementation of Community Choice Aggregation or that such business will generate revenues or profits. Actual results may vary from those projected or implied by such forward-looking statements. A complete discussion of risks and uncertainties which may affect the accuracy of these statements and the Company's business generally is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.
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